Exhibit 99.1

Tecnoglass Reports Record Fourth Quarter and Full Year 2022 Results

- Record Fourth Quarter Revenues and Adjusted EBITDA Up 60% to $211.1 Million and 107% to $87.2 Million, Respectively -

- Also Achieves Record Fourth Quarter Gross Margin, Operating Margin, Net Income, Adjusted Net Income1, Adjusted EPS and Operating & Free Cash Flows -

- Strong Results Driven by Organic Growth in Both Single-Family Residential and Multifamily/Commercial Businesses, Up 59% and 61%, Respectively -

- Backlog Expanded 24% Year-Over-Year to an All-Time High of $725.2 Million -

- Facility Investments Remain on Track to Increase Operational Capacity to ~$950 Million in Revenues in the Second Quarter of 2023 -

- Introduces Full Year 2023 Growth Outlook for Adjusted EBITDA1 of $300 Million to $320 Million on Total Revenues of $790 Million to $830 Million -

Record Full Year 2022 Highlights

●	Total revenues of $716.6 million, up 44% from $496.8 million in 2021
●	Gross margin of 48.8%, up 800 basis points
●	Net income of $156.4 million, or $3.28 per diluted share and adjusted net income[1] of $158.5 million, or $3.32 per diluted share, up from $1.44 per diluted share and $1.74 per diluted share, respectively
●	Adjusted EBITDA[1] up 76.8% to a record $265.7 million at a margin of 37.1%
●	Cash flow from operations of $141.9 million drives net leverage to a ratio of 0.2x at year end

Record Fourth Quarter 2022 Highlights

●	Total revenues increased 60.2% year-over-year to $211.1 million, with 59% growth in single-family residential revenues and 61% growth in multifamily/commercial revenues
●	Gross margin improved 930 basis points year-over-year to 52.2%
●	Net income of $55.1 million, or $1.16 per diluted share and adjusted net income[1] of $52.1 million, or $1.09 per diluted share
●	Adjusted EBITDA[1] increased 106.8% year-over-year to $87.2 million, representing 41.3% of total revenues
●	Cash flow from operations and free cashflow of $49.8 million and $25.3, respectively

BARRANQUILLA, Colombia – March 2, 2023 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the fourth quarter and full year ended December 31, 2022.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our record fourth quarter results reflect an exceptional finish to another year of above market performance led by the focused execution of our dedicated team members and the resiliency of our vertically integrated business model. We continue to benefit substantially from our previously implemented high return automation and capacity enhancements, which contributed to record gross profit and Adjusted EBITDA for the quarter and full year. Additionally, our prudent working capital management and market share gains in our shorter cash cycle single-family residential business helped generate our 12th consecutive quarter of robust cash flow. Our strong capital position has given us the flexibility to invest in further structural enhancements, increase our cash dividend, and improve our leverage profile with net debt to Adjusted EBITDA now at a record low 0.2x for full year 2022. As we look to 2023 and beyond, we remain confident in our ability to strengthen our existing customer relationships and expand our market share through geographical diversification, innovation, quality and stable lead times to produce another year of strong financial performance and returns for our shareholders.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Building on our solid momentum throughout 2022, we were pleased to produce record results for the fourth quarter and full year. This was largely attributable to our multi-year efforts to deepen our presence in the highly profitable single-family residential end markets in combination with capitalizing on rebounding commercial activity. Overall quoting and bidding activity in our markets remains strong and our record backlog position of $725 million puts us on solid footing with visibility on projects in our multifamily and commercial project pipeline into 2024. As we look forward, we remain committed to gaining additional share and expanding our geographic presence in single-family residential by advancing our product innovation, opening additional show rooms and doing our part to keep our customers on schedule with their projects. We believe these factors, along with our strong industry relationships and structural competitive advantages through our vertically integrated platform, collectively position us well to create additional shareholder value in 2023 and years ahead.”

Fourth Quarter 2022 Results

Total revenues for the fourth quarter of 2022 increased 60.2% to $211.1 million compared to $131.8 million in the prior year quarter, driven by an increase in the Company’s commercial activity, strong growth in single-family residential activity and market share gains. Single-family residential revenues increased approximately 59% year-over-year, representing 40.3% of total revenues for the fourth quarter, helped by market share gains and the continued positive demographic dynamics in our main markets. Changes in foreign currency exchange rates had an adverse impact of $0.6 million on both Colombia revenues and total revenues in the quarter.

Gross profit for the fourth quarter of 2022 nearly doubled to $110.2 million, representing a 52.2% gross margin, compared to gross profit of $56.6 million, representing a 42.9% gross margin in the prior year quarter. The 930 basis point improvement in gross margin mainly reflected operating leverage on higher sales, favorable pricing dynamics, greater operating efficiencies related to automation and a favorable FX trend given the recent depreciation of the Colombian peso. Selling, general and administrative expense (“SG&A”) was $33.4 million for the fourth quarter of 2022 compared to $23.7 million in the prior year quarter, with the majority of the increase attributable to higher shipping expenses as a result of a higher sales volume, higher shipping rates and a higher mix of sales going into the more fragmented single-family residential market. As a percent of total revenues, SG&A was 15.8% for the fourth quarter of 2022 compared to 18.0% in the prior year quarter with operating leverage more than offsetting higher transportation costs.

Net income was $55.1 million, or $1.16 per diluted share, in the fourth quarter of 2022 compared to net income of $19.8 million, or $0.42 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $2.9 million in the fourth quarter of 2022 and a $4.6 million loss in the fourth quarter of 2021. As previously disclosed, these non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $52.1 million, or $1.09 per diluted share, in the fourth quarter of 2022 compared to adjusted net income of $24.0 million, or $0.50 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, more than doubled to $87.2 million, or 41.3% of total revenues, in the fourth quarter of 2022, compared to $42.2 million, or 32.0% of total revenues, in the prior year quarter. The improvement was driven by higher sales and a stronger gross and operating margins. Adjusted EBITDA1 included a $0.8 million contribution from the Company’s joint venture with Saint-Gobain, compared to $1.3 million in the prior year quarter.

Full Year 2022 Results

Total revenues for the full year 2022 increased 44.2% to a record $716.6 million compared to $496.8 million in the prior year. Changes in foreign currency exchange rates had a negligible impact on total revenues in the year.

Gross profit increased 72.5% year-over-year to a full year record of $349.5 million, representing a 48.8% gross margin, compared to $202.6 million, representing a 40.8% gross margin, in the prior year. Operating income for the full year 2022 was $226.4 million compared to $117.0 million in the prior year. Net income for the full year 2022 was $156.4 million, or a $3.28 per diluted share, compared to net income of $68.4 million, or $1.44 per diluted share, in the prior year. Adjusted net income1 for the full year 2022 was $158.5 million, or $3.32 per diluted share, compared to $82.7 million, or $1.74 per diluted share, in the prior year. Adjusted EBITDA1 for the full year 2022 improved to a record $265.7 million, or 37.1% of sales, compared to $150.3 million, or 30.2% of sales, in the prior year.

Balance Sheet & Liquidity

The Company ended 2022 with total liquidity of approximately $270 million, including cash and cash equivalents of $103.7 million and availability under its committed revolving credit facilities of $170 million. Given the Company’s continued growth in Adjusted EBITDA1 and strong cash generation, debt leverage continues to trend lower and now stands at 0.2 times net debt to LTM Adjusted EBITDA1, compared to 0.8 times in the prior year.

High-Return Capital Investments

During 2022, the Company initiated enhancements at its glass and aluminum facilities to increase production capacity and automate operations. The Company was successful in increasing installed production capacity to an amount equivalent to over $800 million of annual sales at the end of 2022, which is expected to be followed by a further expansion of installed production capacity to an amount equivalent to approximately $950 million of annual sales by the end of the second quarter of 2023.

Dividend

The Company declared a quarterly cash dividend of $0.075 per share for the fourth quarter of 2022, which was paid on January 31, 2023 to shareholders of record as of the close of business on December 31, 2022.

Full Year 2023 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our current invoicing schedule and strong demand for our architectural glass products, we are pleased to introduce our full year 2023 outlook for revenues to grow organically to a range of $790 million to $830 million (approximately 13% at the mid-point of guidance) and for Adjusted EBITDA1 to increase to a range of $300 million to $320 million. This implies Adjusted EBITDA growth of approximately 17% at the midpoint. We believe the investments we have made in our production capabilities and structural advantages stemming from our vertically integrated platform will continue to help us drive above market growth and exceptional profit performance, allowing for continued strong cash flow generation in the full year 2023. Based on the Board’s confidence in our projected performance and expected cashflow, we will continue to actively pursue effective ways to generate value for shareholders through growth investments, return of capital to shareholders and other value-enhancing actions.”

Webcast and Conference Call

Management will host a webcast and conference call on March 2, 2023 at 10:00 a.m. Eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-269-7751 (domestic) or 1-201-389-0908 (international). Upon dialing in, please request to join the Tecnoglass Fourth Quarter 2022 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 13735775.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 4.1 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$103,671	$85,011
Investments	2,049	1,977
Trade accounts receivable, net	158,397	110,539
Due from related parties	1,447	2,252
Inventories	124,997	84,975
Contract assets – current portion	12,610	18,667
Other current assets	28,963	22,854
Total current assets	$432,134	$326,275
Long-term assets:
Property, plant and equipment, net	$202,865	$166,629
Deferred income taxes	558	596
Contract assets – non-current	8,875	11,853
Long-term trade accounts receivable	1,225	3,995
Intangible assets	2,706	3,337
Goodwill	23,561	23,561
Equity method investment	57,839	51,160
Other long-term assets	4,545	4,157
Total long-term assets	302,174	265,288
Total assets	$734,308	$591,563
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$504	$10,700
Trade accounts payable and accrued expenses	90,186	68,087
Due to related parties	5,323	3,857
Dividends payable	3,622	3,141
Contract liability – current portion	49,601	45,213
Other current liabilities	60,566	24,017
Total current liabilities	$209,802	$155,015
Long-term liabilities:
Deferred income taxes	$5,190	$3,417
Contract liability – non-current	11	78
Long-term debt	168,980	188,355
Total long-term liabilities	174,181	191,850
Total liabilities	$383,983	$346,865
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2022 and December 31, 2021 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 47,674,773 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	5	5
Legal Reserves	1,458	2,273
Additional paid-in capital	219,290	219,290
Retained earnings	234,254	91,045
Accumulated other comprehensive (loss)	(106,187)	(68,751)
Shareholders’ equity attributable to controlling interest	348,820	243,862
Shareholders’ equity attributable to non-controlling interest	1,505	836
Total shareholders’ equity	350,325	244,698
Total liabilities and shareholders’ equity	$734,308	$591,563

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating revenues:
External customers	$210,816	$130,888	$714,735	$494,665
Related parties	302	931	1,835	2,120
Total operating revenues	211,118	131,819	716,570	496,785
Cost of sales	100,880	75,223	367,071	294,201
Gross profit	110,238	56,596	349,499	202,584
Operating expenses:
Selling expense	(18,772)	(13,345)	(69,006)	(49,768)
General and administrative expense	(14,636)	(10,355)	(54,078)	(35,831)
Total operating expenses	(33,408)	(23,700)	(123,084)	(85,599)
Operating income	76,830	32,896	226,415	116,985
Non-operating income, net	3,081	539	4,218	608
Equity method income	1,610	1,007	6,680	4,177
Foreign currency transactions gains (losses)	2,869	(4,641)	2,013	(4,308)
Extinguishment of Debt	-	104	-	(10,699)
Interest expense and deferred cost of financing	(2,724)	(1,730)	(8,156)	(9,850)
Income before taxes	81,666	28,175	231,170	96,913
Income tax provision	(26,542)	(8,330)	(74,758)	(28,485)
Net income	$55,124	$19,845	$156,412	$68,428
(Income) loss attributable to non-controlling interest	(154)	(117)	(669)	(277)
Income attributable to parent	$54,970	$19,728	$155,743	$68,151
Comprehensive income:
Net income	$55,124	$19,845	$156,412	$68,428
Foreign currency translation adjustments	(14,584)	(4,238)	(46,623)	(25,080)
Change in fair value derivative contracts	(10)	-	9,187	(159)
Total comprehensive income	$40,530	$15,607	$118,976	$43,189
Comprehensive (income) loss attributable to non-controlling interest	(154)	(117)	(669)	(277)
Total comprehensive income attributable to parent	$40,376	$15,490	$118,307	$42,912
Basic income (loss) per share	$1.16	$0.42	$3.28	$1.44
Diluted income (loss) per share	$1.16	$0.42	$3.28	$1.44
Basic weighted average common shares outstanding	47,674,773	47,674,773	47,674,773	47,674,773
Diluted weighted average common shares outstanding	47,674,773	47,674,773	47,674,773	47,674,773

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year ended December 31
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$156,412	$68,428
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Provision for bad debts	643	1,599
Provision for obsolete inventory	19	53
Depreciation and amortization	19,686	20,923
Deferred income taxes	5,484	4,400
Equity method income	(6,680)	(4,177)
Deferred cost of financing	1,370	1,368
Other non-cash adjustments	(36)	(91)
Lost on debt extinguishment	-	2,333
Unrealized currency translation losses (gains)	15,385	14,175
Changes in operating assets and liabilities:
Trade accounts receivables	(54,179)	(38,515)
Inventories	(63,937)	(16,747)
Prepaid expenses	(2,405)	(3,293)
Other assets	(483)	(14,877)
Other liabilities	(1,862)	(435)
Trade accounts payable and accrued expenses	7,220	38,001
Accrued interest expense	(1)	(7,173)
Taxes payable	45,250	16,125
Labor liabilities	927	357
Contract assets and liabilities	16,174	28,593
Related parties	2,933	6,206
CASH PROVIDED BY OPERATING ACTIVITIES	$141,920	$117,253
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	-	685
Proceeds from sale of property and equipment	-	130
Purchase of investments	(1,257)	(63)
Acquisition of property and equipment	(71,327)	(51,513)
CASH USED IN INVESTING ACTIVITIES	$(72,584)	$(50,761)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(12,869)	(5,243)
Loss on debt extinguishment - call premium	-	(8,610)
Proceeds from debt	49	221,350
Debt discount and issuance costs	-	(1,489)
Repayments of debt	(31,981)	(249,797)
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	$(44,801)	$(43,789)
Effect of exchange rate changes on cash and cash equivalents	$(5,875)	$(5,360)
NET (DECREASE) INCREASE IN CASH	18,660	17,343
CASH - Beginning of period	85,011	67,668
CASH - End of period	$103,671	$85,011
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$6,421	$15,531
Income Tax	$27,191	$15,296
NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$11,800	$1,859

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	December 31,			December 31,
	2022	2021	% Change	2022	2021	% Change
Revenues by Region
United States	206,400	122,405	68.6%	688,365	456,328	50.8%
Colombia	2,343	5,310	(55.9)%	16,000	26,375	(39.3)%
Other Countries	2,374	4,103	(42.1)%	12,204	14,082	(13.3)%
Total Revenues by Region	211,118	131,819	60.2%	716,570	496,785	44.2%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2022	2021	% Change	2022	2021	% Change

Total Revenues with Foreign Currency Held Neutral	211,678	131,819	60.6%	718,760	496,785	44.7%
Impact of changes in foreign currency	(561)	-		(2,190)	-
Total Revenues, As Reported	211,118	131,819	60.2%	716,570	496,785	44.2%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	Dec 31,		Dec 31,
	2022	2021	2022	2021

Net (loss) income	55,124	19,788	156,412	68,428
Less: Income (loss) attributable to non-controlling interest	(153)	(117)	(669)	(277)
(Loss) Income attributable to parent	54,971	19,671	155,743	68,151
Foreign currency transactions losses (gains)	(2,869)	4,641	(2,013)	4,308
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	510	1,671	2,455	5,933
Non Recurring professional fees	-	-	3,402	-
Extinguishment of debt - Call Option Premium	-	-	-	8,610
Extinguishment of debt - Deferred Costs	-	(104)	-	2,089
Joint Venture VA (Saint Gobain) adjustments	(1,691)	(45)	52	57
Change in FV of Hedging Derivatives	-	-	-	(176)
Tax impact of adjustments at statutory rate	1,215	(1,849)	(1,169)	(6,246)
Adjusted net (loss) income	52,136	23,985	158,470	82,726

Basic income (loss) per share	1.16	0.42	3.28	1.44
Diluted income (loss) per share	1.16	0.42	3.28	1.44
Diluted Adjusted net income (loss) per share	1.09	0.50	3.32	1.74

Diluted Weighted Average Common Shares Outstanding in thousands	47,675	47,675	47,675	47,675
Basic weighted average common shares outstanding in thousands	47,675	47,675	47,675	47,675
Diluted weighted average common shares outstanding in thousands	47,675	47,675	47,675	47,675

	Three months ended		Twelve months ended
	Dec 31,		Dec 31,
	2022	2021	2022	2021

Net (loss) income	55,124	19,788	156,412	68,428
Less: Income (loss) attributable to non-controlling interest	(153)	(117)	(669)	(277)
(Loss) Income attributable to parent	54,971	19,671	155,743	68,151
Interest expense and deferred cost of financing	2,724	1,730	8,156	9,850
Income tax (benefit) provision	26,542	8,330	74,758	28,485
Depreciation & amortization	4,597	5,318	19,686	20,923
Foreign currency transactions losses (gains)	(2,869)	4,641	(2,013)	4,308
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	510	1,297	2,455	4,564
Non Recurring professional fees	-	-	3,402	-
Extinguishment of debt - Call Option Premium	-	-	-	8,610
Extinguishment of debt - Deferred Costs	-	(104)	-	2,089
Joint Venture VA (Saint Gobain) EBITDA adjustments	768	1,294	3,477	3,448
Change in FV of Hedging Derivatives	-	-	-	(176)
Adjusted EBITDA	87,243	42,177	265,664	150,252